EXHIBIT 99.1

U.S. Patent and Trademark Office Grants Reissue Patent on Picoplatin Composition of Matter

South San Francisco, Calif. (March 18, 2010) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced that the U.S. Patent & Trademark Office (USPTO) has granted and will reissue the composition of matter patent for picoplatin as RE41209, replacing USPN 5,665,771 (‘771 patent), on April 6, 2010. The reissue was applied for May 8, 2009, and, on March 17, 2010, the USPTO released the “Issue Notification” for the reissue application. The reissue patent includes additional claims specific to the picoplatin compound, its use in the treatment of any cancer, as well as to its pharmaceutical composition and oral dosage form.

“We view the reissue of the composition of matter patent for picoplatin as a highly successful outcome. Picoplatin’s patent estate plays a key role in our ongoing evaluation of strategic opportunities, including potential partnerships,” stated Ronald A. Martell, chief executive officer of Poniard Pharmaceuticals. “This patent reissue strengthens the intellectual property estate around picoplatin, enhancing its value proposition as a development candidate in a number of cancers, both in its oral and intravenous forms.”

The reissue patent will have the same force and effect as the original ‘771 patent and the same February 2016 expiration date, including the potential for up to a five-year patent extension until 2021 under the Hatch-Waxman Act.

About Picoplatin Patent Estate

Picoplatin has extensive intellectual property coverage, with over 200 issued patents and pending applications in more than 50 countries. Poniard is aggressively expanding the picoplatin portfolio beyond the composition of matter, and has broadly filed applications on multiple combinations; various cancers, and lines of therapy; novel oral and IV formulations; and improved manufacturing processes. Potential patent life of the expanded portfolio ranges from 2027 to 2030.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It was designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and can be easily combined and safely administered with other currently marketed oncology products. Approximately 1,100 patients have received picoplatin in clinical trials. Results obtained to date suggest that hematologic events are common, but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than are commonly observed with other platinum chemotherapy drugs.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements describing the Company’s protection of its picoplatin patents and other proprietary technologies and the potential value of picoplatin as a product in development. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties concerning the Company’s ability to obtain, maintain and enforce its patents and patent rights and its ability to avoid infringing proprietary rights of others, the risk that the USPTO may not issue patents from the patent applications owned by or licensed to the Company, the risk that the patents may not give the Company advantage over competitors with similar technologies, the potential costs and uncertain outcome of litigation to uphold the validity or enforceability of patents and to prevent infringement; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; the Company’s ability to enter into strategic partnerships on favorable terms, or at all; changes in technology, government regulation and general market conditions; the receipt and timing of any FDA and other required regulatory approvals, if any; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com

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